Exhibit 10.1

Canaccord Adams Inc.
99 High Street
Boston, MA 02110
T: 617.371.3900

CONFIDENTIAL

COPY ONE OF TWO

October 26, 2009

EnteroMedics Inc.

2800 Patton Road

St. Paul, MN 55113

Attention:	Mark B. Knudson President and Chief Executive Officer

Dear Mr. Knudson,

Canaccord Adams Inc. (together with its affiliates, control persons, officers, directors, employees and agents, “CA” or “Canaccord Adams”) is pleased to confirm the terms and conditions under which CA is engaged by EnteroMedics Inc. (the “Company” or “Client”) to act as its exclusive financial advisor with respect to evaluating the Company’s strategic and financial planning matters.

1.	Appointment and Acceptance. The Company hereby engages Canaccord Adams as the Company’s exclusive (such exclusivity to terminate once the fees in Section 3 are paid in full) financial advisor with respect to evaluating various strategic and financial planning matters, including without limitation: (i) capital raising strategies including any public or private offering of equity or debt securities of the Company, (ii) any other transaction not in the ordinary course of business intended to achieve the financing of the Company, and (iii) any Strategic Transactions (except with parties listed in Exhibit A with respect to which Section 6 here of shall not apply, and further, no fees, expense, commissions, or amounts shall be payable to Canaccord Adams), as defined below. Canaccord Adams accepts such engagement, subject to all the terms and conditions of this letter.

A “Strategic Transaction” shall mean any transaction or series or combination of transactions, other than in the ordinary course of trade or business, whereby, directly or indirectly, control of, or a material interest in, the Company, its subsidiaries or any of the businesses, assets or properties of any of them, is sold, leased or otherwise transferred, including, without limitation, a sale or exchange of equity interests or assets, a lease of assets with or without a purchase option, a merger or consolidation, a tender or exchange offer, a leveraged buy out, a restructuring, a recapitalization, a repurchase of equity interests, an extraordinary dividend or distribution (whether cash, property, securities or a combination thereof), a liquidation, the formation of a joint venture of partnership, a minority investment or any other similar transaction. In the case of a tender or exchange offer or a multi step transaction which contemplates the acquisition of more than 50% of the outstanding voting power of the Company, a Strategic Transaction shall be deemed to have been consummated upon the acquisition pursuant to such offer of more than 50% of such outstanding voting power.

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2.	Services Provided by Canaccord Adams. In connection with this engagement, Canaccord Adams will:

a)	Analyze and evaluate the business, operations, financial condition, and prospects of the Company;

b)	Review with members of management the Company’s financial plans and analyze its strategic plans and business alternatives, including preliminary generation and analysis of capital raising, investment, partnership, and mergers and acquisition strategies; and

c)	Be available at your request to meet with your Board of Directors to discuss strategic alternatives and their financial implications.

During the period of our engagement, we will continue to update and maintain our knowledge to ensure that we are current with the Company’s business, operations, financial condition, and prospects.

3.	Fees. In consideration for its services hereunder, the Company shall pay to CA a retainer fee of $300,000 (the “Retainer”) with such cash amounts payable by wire transfer of immediately available funds in four payments starting on November 1, 2009 as defined below:

a)	$75,000 due on each of the following dates, November 1, 2009, November 15, 2009, December 1, 2009 and December 31, 2009.

The Client further understands that if Canaccord Adams is asked to act for the Company as underwriter or placement agent in connection with a public or private offering of equity or debt securities of the Company, as its exclusive financial advisor in connection with any Strategic Transaction or in any other formal additional capacity, then the terms of any such additional engagement(s), will be embodied in one or more separate written agreements, containing provisions and terms to be mutually reasonably agreed upon. The indemnity provisions in the separate letter agreement referred to above shall apply to the engagement contemplated pursuant to this agreement and any such additional engagement and shall remain in full force and effect regardless of any completion, modification or termination of Canaccord Adams’ engagement(s).

4.	Expenses. Promptly upon request, the Company will reimburse Canaccord Adams for all of Canaccord Adams’ out of pocket expenses incurred in connection with its activities hereunder, including, without limitation, the fees and disbursements of its legal counsel, if any (and of any other advisor retained by Canaccord Adams in connection with its performance of services hereunder).

5.	Information. The Company shall make available to Canaccord Adams all information available to it concerning the business, assets, operations, financial condition and prospects of the Company which Canaccord Adams reasonably requests in connection with its services. The Company will endeavor to provide Canaccord Adams with complete and accurate information. The Company shall continue to advise Canaccord Adams regarding any material developments or matters relating to the Company which occur during the term of, and relate to, Canaccord Adams’ engagement hereunder. The Company acknowledges and

CONFIDENTIAL EnteroMedics Inc. October 26, 2009 Page 3 of 9	COPY ONE OF TWO

6.	agrees that Canaccord Adams (i) will rely on such information in the performance of the services contemplated by this letter without independently investigating or verifying any of it, (ii) assumes no responsibility for the accuracy or completeness of such information and (iii) will not make or obtain any appraisal of any assets or property of the Company.

7.	Other Transactions. In consideration of Canaccord Adams’ entering into this Agreement and the services to be provided by Canaccord Adams hereunder, the Company hereby grants Canaccord Adams a right of first refusal under which Canaccord Adams shall have the right to provide all financial advisory and investment banking services to the Company for a period through December 31, 2009, which services shall include but not be limited to: (i) acting as exclusive financial advisor in connection with a Strategic Transaction or an acquisition of the business or assets of a third party outside the ordinary course of business; (ii) acting as managing or lead underwriter of any public offerings of any form of security; (iii) acting as financial advisor or placement agent for any private offering by the Company of any form of security; (iv) delivering fairness opinions and valuations; (v) acting as financial advisor for any other extraordinary corporate transactions for which the Company may engage a financial advisor, including any acquisition of assets or other entities outside the ordinary course of business; and (vi) providing other general financial advisory and investment banking services as may be required by the Company during such period. In granting this right of first refusal, and upon full receipt of the Retainer, Canaccord Adams agrees to waive the deferred payment due pursuant to the engagement letter dated October 2, 2009, and amendment thereto dated October 4, 2009, between Canaccord Adams and EnteroMedics. As used herein, a right of first refusal shall mean that if the Company determines to engage any party to provide financial advisory and investment banking services as described above, then Canaccord Adams shall have the right, but not the obligation, to act as the Company’s exclusive financial advisor in connection with such services. The Company shall provide Canaccord Adams with written notice of any such determination, whereupon Canaccord Adams shall provide the Company, within five days of receipt of such notice, with the proposed services to be provided and the fees and other terms and conditions under which Canaccord Adams proposes to be engaged. In connection with any such engagements, the Company and Canaccord Adams shall enter into agreements, appropriate under the circumstances and reasonably acceptable to the Company and Canaccord Adams, containing provisions for compensation, indemnification, and other matters that are usual and customary for other similar circumstances in which Canaccord Adams is engaged. In the event the parties are unable to reasonably agree on the terms under which Canaccord Adams may be engaged within 15 days after receipt by the Company of Canaccord Adams’ proposal, then after such 15-day period the Company shall be permitted to seek bona fide proposals from third parties, provided that in the event the Company determines to accept such any such third party proposal, the Company shall provide Canaccord Adams with written notice of such determination and the terms and conditions of such proposal, and Canaccord Adams shall have the right to match the material terms of such proposal within five days after receipt of such notice.

In addition to the rights set forth above, during the period through December 31, 2009, the Company shall retain Canaccord Adams as its financial advisor for any of the transactions described in clauses (i) through (vi) above with respect to

CONFIDENTIAL EnteroMedics Inc. October 26, 2009 Page 4 of 9	COPY ONE OF TWO

which Canaccord Adams has provided advisory services hereunder (each a “Covered Transaction”). All such engagements shall be memorialized in a separate engagement letter as contemplated in paragraph 3 above. Not withstanding the forgoing, this Section 6 shall not apply to actions taken by the Company with respect to those parties listed on Exhibit A.

8.	Indemnification. In consideration of and as a condition precedent to Canaccord Adams’ undertaking the engagement contemplated by this letter, the Company agrees to the indemnification provisions and other matters set forth in Annex A, which is incorporated by reference into this Agreement.

In addition, the Company represents to Canaccord Adams that there is no other person or entity that is entitled to a finder’s fee or any type of brokerage commission in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with it which creates an interest in the compensation payable to Canaccord Adams hereunder. The Company agrees to indemnify and hold Canaccord Adams harmless from and against any actions, suits, claims, costs, expenses, losses and liabilities arising out of any breach of the foregoing sentence.

9.	Termination. Subject to the terms hereof, the term of this engagement is until December 31, 2009.

a)	Subject to subparagraphs (b) and (c) below, the engagement of Canaccord Adams hereunder may be terminated at any time, with or without cause, by either the Company or Canaccord Adams, upon ten days’ prior written notice to the other.

b)	No termination of Canaccord Adams’ engagement hereunder by the Company shall affect (i) the Company’s obligation to pay fees to Canaccord Adams or to reimburse Canaccord Adams for expenses as provided for herein or (ii) the Company’s obligations under the Indemnification Agreement.

c)	Paragraphs 3, 4, 5, 6 and 7 shall survive any termination of this agreement.

10.	No Commitments. Canaccord Adams’ engagement by the Company is for the limited purposes set forth in this letter, and the rights and obligations of each of Canaccord Adams and the Company are defined by this letter agreement. Each of Canaccord Adams and the Company agrees that the other party has no fiduciary duty to it or its stockholders, officers and directors as a result of the engagement described in this letter agreement.

Nothing in this agreement shall be construed to limit the ability of Canaccord Adams or its affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationships with entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Company’s, or may have been identified by the Company as potential merger or acquisition targets or potential candidates for some other

CONFIDENTIAL EnteroMedics Inc. October 26, 2009 Page 5 of 9	COPY ONE OF TWO

business combination, cooperation or relationship. The Company expressly acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not confidential information.

The Company acknowledges that all advice (written or oral) given by Canaccord Adams to the Company is intended solely for the benefit and use of the Company. Other than to the extent required to be reflected in Board and committee meeting minutes or as required by law or by order of a governmental authority or court of competent jurisdiction, no advice (written or oral) of Canaccord Adams hereunder shall be used, reproduced, disseminated, quoted or referred to at any time, in any manner, or for any purpose, nor shall any public references to Canaccord Adams be made by the Company (or such persons), without the prior written consent of Canaccord Adams.

11.	Other Activities. Canaccord Adams is a full service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, investment management, financing and brokerage activities. Canaccord Adams may agree or arrange to provide any prospective other party to a Strategic Transaction with, or otherwise assist them in retaining all or a portion of the financing they may require in connection with, a proposed Strategic Transaction. In the ordinary course of its business, Canaccord Adams and its affiliates may actively trade the securities (or related derivative securities) of the Company and other companies which may be the subject of the engagement contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. In addition, Canaccord Adams has adopted policies and procedures designed to preserve the independence of its research analysts, whose views may differ from those of Canaccord Adams’ investment banking department.

12.	Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes and cancels any and all prior or contemporaneous agreements (including agreements dated October 2, 2009 and amendment thereto dated October 4, 2009), undertakings and agreements, written or oral, between them relating to the subject matter hereof.

13.	Severability. If any portion of this agreement shall be held or made unenforceable or invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this agreement shall not be affected thereby and shall remain in full force and effect, and, to the fullest extent, the provisions of the agreement shall be severable.

14.	Failure or Delay No Waiver. It is understood and agreed that failure or delay by either the Company or Canaccord Adams in exercising any right, power or privilege hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder.

15.	Advertisements. Canaccord Adams has the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder, provided that Canaccord Adams will, prior to

CONFIDENTIAL EnteroMedics Inc. October 26, 2009 Page 6 of 9	COPY ONE OF TWO

16.	publication, submit a copy of any such advertisements to the Company for its approval, which approval shall not be unreasonably withheld or delayed.

17.	Amendment. This agreement may be modified or amended, or its provisions waived, only by a writing signed by the person or persons against whom enforcement of the waiver, modification, amendment or waiver is sought.

18.	Governing Law. This agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to the conflict of law principles thereof. Any right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of Canaccord Adams’ activities pursuant to, or the performance by Canaccord Adams of the services contemplated by this agreement is hereby waived. The Company and Canaccord Adams hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, claim or other proceeding arising out of or relating to this Agreement in the courts of The Commonwealth of Massachusetts located in the City of Boston or the United States District Courts located in the City of Boston, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, claim or other proceeding brought in any such court has been brought in an inconvenient forum.

19.	Successors and Assigns. The benefits of this agreement shall inure to the respective successors and assigns (whether by merger or otherwise) of the parties hereto, and the obligations and liabilities assumed in this agreement by the parties hereto shall be binding upon their respective successors and assigns.

CONFIDENTIAL EnteroMedics Inc. October 26, 2009 Page 7 of 9	COPY ONE OF TWO

If you are in agreement with the foregoing, please sign both copies, retain Copy One for your records and return Copy Two, whereupon the Agreement shall become effective as of the date hereof.

Sincerely,

Canaccord Adams Inc.

By:	/s/ Jeffrey G. Barlow
Jeffrey G. Barlow
Managing Director

Accepted and Agreed:

EnteroMedics Inc.

By:	/s/ Mark B. Knudson 10/27/09
Mark B. Knudson
President and Chief Executive Officer

CONFIDENTIAL EnteroMedics Inc. October 26, 2009 Page 8 of 9	COPY ONE OF TWO

Annex A

In the event that Canaccord Adams Inc. or any of its affiliates (“Canaccord Adams”), the respective shareholders, directors, officers, agents or employees of Canaccord Adams, or any other person controlling Canaccord Adams (collectively, together with Canaccord Adams, “Indemnified Persons”) becomes involved in any capacity in any action, claim, suit, investigation or proceeding, actual or threatened, brought by or against any person, including stockholders of EnteroMedics Inc. (the “Company”), in connection with or as a result of the engagement contemplated by the letter agreement to which this Annex A is attached (the “engagement”), the Company will reimburse such Indemnified Person for its legal and other expenses (including without limitation the costs and expenses incurred in connection with investigating, preparing for and responding to third party subpoenas or enforcing the engagement) incurred in connection therewith as such expenses are incurred; provided, however, that if it is finally determined by a court or arbitral tribunal in any such action, claim, suit, investigation or proceeding that any loss, claim damage or liability of Canaccord Adams or any other Indemnified Person has resulted primarily and directly from the gross negligence or willful misconduct of Canaccord Adams in performing the services that are the subject of the engagement, then Canaccord Adams will repay such portion of reimbursed amounts that is attributable to expenses incurred in relation to the act or omission of Canaccord Adams or any other Indemnified Person which is the subject of such determination. The Company will also indemnify and hold harmless each Indemnified Person from and against any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively, “Losses”) related to or arising out of the engagement, except to the extent any such Losses are finally determined by a court or arbitral tribunal to have resulted primarily and directly from the willful misconduct or gross negligence of Canaccord Adams in performing the services that are the subject of the engagement.

If such indemnification is for any reason not available or insufficient to hold an Indemnified Person harmless (except by reason of the gross negligence or willful misconduct of Canaccord Adams), the Company and Canaccord Adams shall contribute to the Losses involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and by Canaccord Adams, on the other hand, with respect to the engagement or, if such allocation is determined by a court or arbitral tribunal to be unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of the Company on the one hand and of Canaccord Adams on the other hand; provided, however, that in no event shall the amounts to be contributed by Canaccord Adams exceed the fees actually received by Canaccord Adams in the engagement. Relative benefits to the Company, on the one hand, and Canaccord Adams, on the other hand, shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received or proposed to be received by the Company or its security holders, as the case may be, pursuant to the transaction(s), whether or not consummated, contemplated by the engagement, bears to (ii) all fees actually received by Canaccord Adams in the engagement.

The Company also agrees that neither Canaccord Adams nor any other Indemnified Person shall have any liability to the Company or any person asserting claims on behalf or in right of the Company in connection with or as a result of the engagement or any matter referred to in the engagement, except to the extent that any Losses incurred by the Company are finally determined by a court or arbitral tribunal to have resulted primarily and directly from the willful misconduct or gross negligence of Canaccord Adams in performing the services that are the subject of the engagement.

Prior to entering into any agreement or arrangement with respect to, or effecting, any merger, statutory exchange or other business combination or proposed sale or exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Company set forth herein, the Company will notify

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Canaccord Adams in writing thereof (if not previously so notified) and, if requested by Canaccord Adams, shall arrange in connection therewith alternative means of providing for the obligations of the Company set forth herein upon terms and conditions satisfactory to Canaccord Adams.

The Company’s obligations hereunder shall be in addition to any rights that any Indemnified Person may have at common law or otherwise. The letter to which this Annex A is attached, including this Annex A, and any other agreements relating to the engagement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, applicable to contracts made and to be performed therein and, in connection therewith, the parties hereto consent to the exclusive jurisdiction of the state and federal courts of the Commonwealth of Massachusetts. Notwithstanding the foregoing, solely for purposes of enforcing the Company’s obligations hereunder, the Company consents to personal jurisdiction, service and venue in any court proceeding in which any claim subject to this Annex A is brought by or against any Indemnified Person. CANACCORD ADAMS HEREBY AGREES, AND THE COMPANY HEREBY AGREES ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS SECURITY HOLDERS, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTER-CLAIM OR ACTION ARISING OUT OF THE ENGAGEMENT OR CANACCORD ADAMS’S PERFORMANCE OF SERVICES THAT ARE THE SUBJECT THEREOF.

The provisions of this Annex A shall apply to the engagement (including related activities prior to the date hereof) and any modification thereof and shall remain in full force and effect regardless of the completion or termination of the engagement. If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.